Exhibit 99.2
MASONITE INTERNATIONAL CORPORATION
Unaudited Pro Forma Condensed Combined Financial Statements
The unaudited pro forma condensed combined financial statements (the "Pro Forma Statements") presented below are derived from the historical consolidated financial statements of Masonite International Corporation ("Masonite," "we," "our," "us" and the "Company") and the results of EPI Holdings, Inc. and its subsidiaries (collectively, "Endura").
On January 3, 2023, we completed the acquisition of 100% of the outstanding equity of Endura pursuant to the terms of the Securities Purchase Agreement, dated as of November 3, 2023 and as amended on December 30, 2022.
The Pro Forma Statements and accompanying notes are based on and should be read in conjunction with (i) the historical audited financial statements of the Company and the related notes included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2023, filed with the Securities and Exchange Commission on February 28, 2023, and (ii) the historical audited consolidated financial statements of Endura and the related notes for the year ended November 30, 2022, which are included in Exhibit 99.1 of this Form 8-K/A. The Pro Forma Statements have been prepared utilizing period end dates that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X.
The Pro Forma Statements are prepared as a business combination reflecting Masonite's acquisition of Endura. The unaudited pro forma condensed combined statement of income for the year ended January 1, 2023, assumes the acquisition had been completed on January 3, 2022. The unaudited pro forma condensed combined balance sheet as of January 1, 2023 assumes the acquisition had been completed on January 1, 2023.
The Pro Forma Statements do not give effect to the realization of any expected cost savings or synergies from the acquisition. Certain historical assets of Endura were not acquired and have been excluded in deriving the unaudited pro forma balance sheet. The Pro Forma Statements include adjustments that are necessary to account for the acquisition as of the date specified above ("Pro Forma Adjustments"). The assumptions underlying the Pro Forma Adjustments are described in the accompanying notes and are based on information available to us during the preparation of the Pro Forma Statements.
Under the acquisition method of accounting, the purchase price is allocated to the underlying Masonite tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The purchase price allocation may be revised by us as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments upon the completion of the acquisition may differ from the Pro Forma Adjustments, and it is possible the differences may be material.
The Pro Forma Statements are provided for informational purposes only and have been prepared in accordance with Article 11 of Regulation S-X. They do not necessarily reflect what the combined company's results of operations or financial position would have been had the acquisition occurred as of the dates indicated herein, nor do they purport to project the future operating results or financial position of the combined company.

MASONITE INTERNATIONAL CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Income
(In thousands of U.S. dollars, except per share amounts)

	Masonite for the Period Ended January 1, 2023	Endura for the Period Ended November 30, 2022	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,891,687	$273,894	$(11,690)	(a)	$3,153,891
Cost of goods sold	2,217,792	212,519	(5,589)	(a)(b)(c)	2,424,722
Gross profit	673,895	61,375	(6,101)		$729,169
Selling, general and administration expenses	344,614	37,316	7,140	(b)(d)	389,070
Restructuring costs	1,904	—	—		1,904
Loss on disposal of subsidiaries	850	—	—		850
Operating income	326,527	24,059	(13,241)		337,345
Interest expense, net	41,331	1,332	16,368	(e)	59,031
Other (income) expense, net	(5,001)	7,816	(7,852)	(f)	(5,037)
Income before income tax expense	290,197	14,911	(21,757)		283,351
Income tax expense	71,753	6,140	(7,703)	(k)	70,190
Net income	218,444	8,771	(14,054)		213,161
Less: net income attributable to non-controlling interests	4,211	—	—		4,211
Net income attributable to Masonite	$214,233	$8,771	$(14,054)		$208,950

Basic earnings per common share	$9.51				$9.27
Diluted earnings per common share	$9.41				$9.18

Shares used in computing basic earnings per share	22,532,722				22,532,722
Shares used in computing diluted earnings per share	22,772,465				22,772,465
See accompanying notes to unaudited pro forma financial statements.

MASONITE INTERNATIONAL CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands of U.S. dollars)

ASSETS	Masonite for the Period Ended January 1, 2023	Endura for the Period Ended November 30, 2022	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$296,922	$30,823	$(56,254)	(g)	$271,491
Restricted cash	11,999	—	—		11,999
Accounts receivable, net	375,918	14,103	—		390,021
Inventories, net	406,828	38,622	6,033	(c)	451,483
Prepaid expenses and other assets	55,051	1,566	—		56,617
Income taxes receivable	16,922	—	—		16,922
Current deferred income taxes	—	1,512	—		1,512
Total current assets	1,163,640	86,626	(50,221)		1,200,045
Property, plant and equipment, net	652,329	40,666	—		692,995
Operating lease right-of-use assets	160,695	—	—		160,695
Investment in equity investees	16,111	4,365	(4,365)	(f)	16,111
Goodwill	69,868	21,361	101,243	(h)	192,472
Intangible assets, net	136,056	20,890	139,599	(h)	296,545
Deferred income taxes	16,133	—	—		16,133
Other assets	33,346	—	—		33,346
Total assets	$2,248,178	$173,908	$186,256		$2,608,342

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$111,526	$4,385	$—		$115,911
Accrued expenses and current portion of long-term debt	223,046	16,072	92,500	(i)	331,618
Income taxes payable	14,361	—	—		14,361
Total current liabilities	348,933	20,457	92,500		461,890
Long-term debt	866,116	22,787	227,213	(i)	1,116,116
Long-term operating lease liabilities	151,242	—	—		151,242
Deferred income taxes	79,590	10,222	(7,703)	(k)	82,109
Other liabilities	59,515	27,643	(6,458)	(f)	80,700
Total liabilities	1,505,396	81,109	305,552		1,892,057

Equity:
Share capital	520,003	—	—		520,003
Additional paid-in capital	226,514	75,735	(75,735)	(j)	226,514
Retained earnings	127,826	17,064	(43,561)	(j)	101,329
Accumulated other comprehensive loss	(142,224)	—	—		(142,224)
Total equity attributable to Masonite	732,119	92,799	(119,296)		705,622
Equity attributable to non-controlling interests	10,663	—	—		10,663
Total equity	742,782	92,799	(119,296)		716,285
Total liabilities and equity	$2,248,178	$173,908	$186,256		$2,608,342
See accompanying notes to unaudited pro forma financial statements.

MASONITE INTERNATIONAL CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The accompanying Pro Forma Statements are prepared from the historical consolidated financial statements of Masonite and Endura after giving effect to the acquisition as if it occurred on January 3, 2022 for statement of income purposes and January 1, 2023 for balance sheet purposes and the Pro Forma Adjustments as described in the accompanying notes. The accompanying Pro Forma Statements have been prepared in accordance with Article 11 of Regulation S-X to illustrate the effects of the acquisition.
The Pro Forma Statements do not necessarily reflect what the combined company’s results of operations or financial condition would have been had the acquisition occurred on the dates indicated and also may not be useful in predicting the future results of operations and financial position of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Masonite has accounted for the acquisition under the acquisition method, which requires recognizing and measuring the identifiable assets acquired and the liabilities assumed at fair value. Accordingly, Masonite has used its best estimates and assumptions to assign fair value to the tangible assets acquired, identifiable intangible asset and liabilities assumed as of the acquisition date.
The fair values assigned to Endura's tangible and identifiable intangible assets acquired and liabilities assumed, as described in Note 2, are based on management’s estimates and assumptions. Masonite has estimated the fair value of Endura’s assets acquired and liabilities assumed based on discussions with Endura’s management, preliminary valuation studies, due diligence and information presented in Endura’s historical audited financial statements. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and represent management's best estimates of fair value and may be revised as additional information is received. Thus, the provisional measurements of fair value are subject to change.
Certain reclassifications have been made to conform Endura's historical financial statements to the presentation used in Masonite's historical financial statements. Such reclassifications had no effect on Endura's previously reported historical audited consolidated financial statements. The Pro Forma Statements may not reflect all reclassifications necessary to conform Endura's presentation to that of Masonite as Masonite has not completed its review of Endura's accounting policies to be conformed. As a result, Masonite may identify differences between the accounting policies of the companies that, when conformed, could have a material impact on the Pro Forma Statements. At this time, Masonite is not aware of any differences that would have a material impact on the Pro Forma Statements.
The Pro Forma Adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. The Pro Forma Adjustments do not give effect to Endura's adoption of Accounting Standards Codification 842, "Leases" as Endura was a privately held company not required to implement the provisions of ASC 842 and the detailed valuation work necessary to estimate the lease assets and liabilities acquired is not available at this time.

2. Purchase Price Allocation
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect a preliminary allocation of the estimated purchase price to Endura's identifiable assets to be acquired and liabilities to be assumed. The allocation of the purchase price has been prepared based on preliminary estimates of fair values. Actual amounts recorded upon finalization of the fair value estimates may differ from the information presented in these Pro Forma Statements. The following table summarizes the allocation of purchase price as of the acquisition date:

(In thousands)	Amount
Purchase consideration
Agreement purchase price	$375,000
Preliminary net working capital adjustment	600
Net cash acquired after extinguishment of debt acquired	3,960
Estimated consideration, net of cash and debt acquired	$379,560

Net assets acquired	$82,359
Goodwill	118,880
Intangible assets, net	178,321
Total	$379,560
3. Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma financial statements. All adjustments are based on current assumptions and valuations, which are subject to change.
(a)Represents elimination of Endura sales to Masonite for the twelve months ended November 30, 2022
(b)Represents reclassification of outbound freight expenses from selling, general and administration expenses to cost of goods sold to align with Masonite's accounting policy
(c)Represents adjustment to cost of goods sold and inventory to eliminate impact of LIFO accounting to conform accounting method and reflect at fair value
(d)Represents straight-line amortization expense attributable to the intangible assets acquired in the acquisition assuming a useful life not to exceed 10 years and the removal of Endura's amortization expense
(e)Represents the interest expense attributed to debt related financing and the removal of Endura's interest expense as their debt was extinguished:
i.Borrowed $250.0 million on our Term Loan Facility at a rate of 6.80% assumed to be outstanding for the entire year
ii.Borrowed $100.0 million on our ABL Facility at a rate of 5.90% assumed to be outstanding for 45 days
(f)Represents removal of assets not acquired:
i.Remove equity method investment and corresponding equity method investment income for 48.5% interest in General Partners not acquired
ii.Remove warrants liability and corresponding other expense for change in fair value of warrants that were extinguished
(g)Represents adjustments to cash and cash equivalents after giving effect to the debt assumed and cash paid, net of cash acquired
(h)Represents the allocation of goodwill and intangibles based on the purchase price and the removal of Endura's goodwill and intangibles

(i)Represents impact of debt related financing:
i.$250.0 million Term Loan Facility is reflected in long-term debt
ii.$100.0 million ABL Facility is reflected in accrued expenses as it was short-term in nature
iii.Extinguished Endura's long-term debt on date of acquisition
(j)Represents the elimination of Endura's historical equity as well as the adjustments described above to reflect the capital structure of the combined company
(k)Represents the tax effect of adjustments described above using an estimated combined statutory federal and state tax rate of 25.5%